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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
1-800 CONTACTS, INC.:

        We consent to the use of our report dated October 7, 2002, with respect to the combined balance sheets of the IGEL Operations, a combination of Igel CM Laboratory Pte Ltd and certain carved-out components of International Vision Laboratories Pte Ltd, as of December 31, 2001 and 2000, and the related combined statements of operations, changes in net assets (liabilities) and comprehensive income (loss), and cash flows for the years then ended included in 1-800 CONTACTS, INC.'s Current Report on Form 8-K/A filed on October 8, 2002 and incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG
KPMG

Singapore
September 26, 2003

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CONSENT OF INDEPENDENT AUDITORS